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                                                                    EXHIBIT 4.3


                                OPTION AGREEMENT

                                     between

                       TELEFONICA EMPRESAS CTC CHILE S.A.

                                       and

                        INVERSIONES SANTA ISABEL LIMITADA

In Santiago, Chile, on September 26, 2002, there appeared:

l. TELEFONICA EMPRESAS CTC CHILE S.A., Taxpayer Identification No. 90.430.000-4, represented by Mr. Claudio Munoz Zuniga, Chilean, married, civil industrial engineer, Identity Card No. 9.618.122-1, both domiciled for these purposes at Avenida Providencia 111, 29th floor, borough of Providencia, hereinafter also called "Telefonica," as one party; and as the other,

2. INVERSIONES SANTA ISABEL LIMITADA, Taxpayer Identification No. 79.822.680-0, represented, as shall be evidenced, by Mr. Andres Navarro Haeussler, Chilean, married, civil engineer, national identity card No. 5.078.702.8, both domiciled for these purposes at Teatinos 574, Santiago, hereinafter also called "Santa Isabel."

                                     WHEREAS

1. Telefonica is currently the sole owner and holder of 35,000 shares in SOCIEDAD NACIONAL DE PROCESAMIENTO DE DATOS S.A., hereinafter Sonda or the Company, a closed corporation incorporated and organized under the laws of the Republic of Chile. Said interest is equal to 35% of the shares validly issued by the Company.

2. Santa Isabel is currently the sole owner and holder of 14,000 shares in Sonda; Inversiones Pacifico II Limitada and Inversiones Atlantico Limitada, companies related to Andres Navarro H., are currently sole owners and holders of 41,000 and 10,000 shares in Sonda, respectively, which, combined with the shares of Telefonica, represent 100% of the subscribed, paid-in and issued shares of the Company, all of one same series.

3. Sonda was incorporated as a limited liability company by public deed executed October 30, 1974, in the Santiago Notarial Office of Mr. Herman Chadwick. It was transformed into a stock corporation by public deed dated September 17, 1991, an abstract of which was registered on page 28201 number 14276 of the 1991 Commercial Registry of the Santiago Real Estate Registrar, and was published in the Official Gazette on September 24th of the same year;

4. Inversiones Santa Isabel Limitada declares its knowledge of the financial, accounting, tax and legal condition of Sonda. Should any of the options contained herein be executed, it expressly releases Telefonica from the obligation to make representations, except for the liability pertaining to it in particular regarding labor lawsuits that are listed in the document signed on the date herewith by Inversiones Pacifico II Limitada and others and Compania de Telecomunicaciones de Chile S.A.

5. Santa Isabel intends to buy, accept and acquire pro se or for the designate thereof at the pertinent time all shares held by Telefonica in Sonda while Telefonica intends to sell, assign and transfer such shares, all in the terms and conditions agreed upon herein.

Therefore, and in consideration of the foregoing, the parties agree to execute the following option agreement set out in the clauses below.


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FIRST:  Definitions

For purposes hereof, without prejudice to the definitions contained in other clauses of this agreement, capitalized terms shall have the meaning ascribed to each thereof in this section (unless capitalized exclusively at the beginning of a sentence or to indicate a proper name). As used herein: (a) each accounting term not defined otherwise herein has the meaning ascribed thereto in accordance with the generally accepted accounting principles of Chile; (b) each legal term not defined otherwise herein has the meaning ascribed thereto in accordance with Chilean law.

1.1      Shares: Shares in SONDA.

1.2      Company or SONDA:  Sociedad Nacional de Procesamiento de Datos S.A.

1.3      Agreement: this Agreement.

1.4 Liens: any mortgage, pledge, charge, usufruct, lease, prohibition, attachment, resolutory action, sale promise, title retention and liens in general.

1.5      Party: Telefonica and Santa Isabel, taken individually.

1.6      Parties: Telefonica and Santa Isabel, taken together.

1.7      Pesos: the legal tender of Chile.

1.10 Unidad de Fomento or UF: is the adjustment index that is calculated and published by the Central Bank of Chile pursuant to the only transitory article in Law 18840. In absence of this index, the adjustment index shall be used that reflects the percentage change in the CPI, as determined by the National Statistics Bureau of the Republic of Chile or the agency replacing it, for purposes hereof.

1.11 Proportional Equity Value or PEV: is the portion of the financial equity of Sonda that is held by Telefonica at the time of the sale. The financial equity of Sonda is as defined in Code 5.24.00.00 of Circular 1501 of the Superintendency of Securities and Insurance. Moreover, the PEV shall be determined according to the mechanism in Circular No. 368 of the Superintendency of Securities and Insurance.

SECOND: Put and Call Options

A) Santa Isabel grants Telefonica the following irrevocable option:

A.1 Telefonica Put Option (PUT): Santa Isabel hereby grants Telefonica an irrevocable put option (hereinafter also called the Telefonica Option) whereby Santa Isabel promises to acquire pro se or for the designate thereof at the time all of the shares held by Telefonica in Sonda that it owns on the date of exercise of the option, in the terms set out hereinbelow. It is stipulated that on this date, Telefonica owns 35,000 shares, equal to 35% of the validly issued shares of the Company.

A.2 Term of the Telefonica Option: Telefonica shall be entitled to exercise the put option granted thereto between July 16 and July 25, 2005, both dates included, and shall give notice of its exercise thereof by letter sent through a Notary Public or delivered personally to the address of Santa Isabel indicated in the preamble, with a copy to Mr. Andres Navarro Haeussler.

A.3 Telefonica Option Price: The purchase price shall be the price corresponding to Telefonica's PEV with respect to Sonda as of June 30, 2005, plus the peso equivalent to UF 142,021 (one hundred and forty-two thousand twenty-one Unidades de Fomento) on the date of actual payment.

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A.4      Minimum price: The foregoing notwithstanding, the parties agree that if the Telefonica Option is exercised, the total price of the shares acquired by Santa Isabel pro se or for the designate thereof may never be less than the peso equivalent to UF 2,048,885 (two million forty-eight thousand eight hundred and eighty-five Unidades de Fomento) on the date of actual payment. The following sums shall be added and deducted from such amount that are received between this date and the date of exercise of the option: (i) the sums corresponding to capital increases in which Telefonica has actually participated shall be added; and (ii) capital decreases approved by the Sonda shareholders and received by Telefonica and the sums that Telefonica has received for dividends shall be deducted. Both the additions as well as the deductions shall be duly adjusted by the change in the Unidad de
         Fomento from the date of receipt to the date of payment of the minimum price indicated above.

A.5 Term to Execute the Agreement. The purchase shall be executed within thirty days after the date of exercise of the Telefonica Option by execution of the respective public deed. The sale shall be made on a bank business day in that period, at the time and in the Notarial Office of the Borough of Santiago notified by Telefonica to Santa Isabel at least five days in advance, section three hereof notwithstanding. A special domicile is set for these purposes in the Borough of Santiago. The Notary is especially empowered to issue the certificates and proof that are pertinent to the complying party.

         Should Santa Isabel sell, assign, transfer or otherwise convey all or part of its equity interest in Sonda, it shall continue to be the only one obligated to Telefonica should it exercise its option.

A.6 Form of Payment and Expiration of the Telefonica Option. Santa Isabel shall be obligated, pro se or for the designate thereof, to pay the purchase price at once, in cash, on the same date when the deed setting down the sale of the shares is signed, section three hereof notwithstanding.

         The Telefonica Option shall expire if it is not exercised in the aforesaid period, with no need for any type of proceeding or declaration.

B. Telefonica, in turn, grants the following irrevocable option to Santa Isabel:

B.1 Santa Isabel Call Option (CALL): Upon expiration of the term Telefonica has to exercise the put option, Santa Isabel shall have the right, pro se or for the designate thereof, to exercise a call option (hereinafter also called the Santa Isabel Option) against Telefonica between July 26 and August 5, 2005, should Telefonica not exercise its put option. Telefonica shall be obligated to sell thereto all of the Sonda shares it owns in the terms set out hereinbelow.

B.2 Santa Isabel Option: Telefonica grants an irrevocable option to Santa Isabel, pro se or for the designate thereof, to purchase all of its shares in Sonda.

         The Santa Isabel Option shall include all of the shares held by Telefonica in Sonda. Telefonica shall be obligated to sell those shares.

B.3 Santa Isabel Option Price: The price of the Santa Isabel Option will be the price of the PEV of Telefonica with respect to Sonda as of June 30, 2005, plus the peso equivalent to UF 142,021 (one hundred and forty-two thousand twenty-one Unidades de Fomento) on the date of actual payment.

B.4 Minimum Price: The foregoing notwithstanding, the parties agree that if the Santa Isabel Option is exercised, the total price of the shares acquired by Santa Isabel pro se or for the designate thereof may never be less than the peso equivalent to UF 2,048,885 (two million forty-eight thousand eight hundred and eighty-five Unidades de Fomento) on the date of actual payment. The following sums shall be added and deducted from such amount that are received between this date and the date of exercise of the option: (i) the sums corresponding to capital increases in which Telefonica has actually participated shall be added; and (ii) capital decreases approved by the Sonda shareholders and received by Telefonica and the sums that Telefonica has received for dividends shall be deducted. Both the additions as well as the deductions shall be duly adjusted by the change in the Unidad de Fomento from the date of receipt to the date of payment of the minimum price indicated above.


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B.5      Term to Execute the Agreement. The sale shall be executed within thirty days after the date of exercise of the option by execution of the respective public deed. The sale shall be made on a bank business day in that period, at the time and in the Notarial Office of the Borough of Santiago notified by Santa Isabel to Telefonica at least five days in advance, section three hereof notwithstanding. A special domicile is set for these purposes in the Borough of Santiago. The Notary is especially empowered to issue the certificates and proof that are pertinent to the complying party.

B.6 Form of Payment and Expiration of the Santa Isabel Option. Santa Isabel shall be obligated, pro se or for the designate thereof, to pay the sale price at once, in cash, on the same date when the deed setting down the sale of the shares is signed, section three hereof notwithstanding.

         The Santa Isabel Option shall expire if it is not exercised in the aforesaid period, with no need for any type of proceeding or declaration.

C) Early Strike

C.1 Early Strike of Santa Isabel Call Option: Notwithstanding the terms and conditions established for exercise of the Telefonica and Santa Isabel Options, the parties agree that Santa Isabel may, pro se or for the designate thereof, bring forward the exercise of its option on the dates and under the conditions set out below:

         i) Santa Isabel shall have the right, pro se or for the designate thereof, to exercise the call option granted thereto early, between July 26 and 31, 2003, both dates included. It shall give notice of its exercise by letter sent on any of those days through a Notary Public or delivered personally to the offices of Telefonica indicated in the preamble, with a copy to the General Manager of Compania de Telecomunicaciones de Chile S.A.

         The purchase price of all of the shares--should the call option be exercised on any of the dates indicated in the preceding paragraph--shall be the price corresponding to the PEV of Telefonica with respect to Sonda as of June 30, 2003, plus the peso equivalent to UF 96,000 (ninety-six thousand Unidades de Fomento) on the date of actual payment.

         This notwithstanding, the parties agree that if this option is exercised, the total price of the shares to be purchased may never be less than the peso equivalent to UF 1,983,185 (one million nine hundred and eighty-three thousand one hundred and eighty-five Unidades de Fomento) on the date of actual payment. The following sums shall be added and deducted from such amount that are received between this date and the date of exercise of the option: (i) the sums corresponding to capital increases in which Telefonica has actually participated shall be added; and (ii) capital decreases approved by the Sonda shareholders and received by Telefonica and the sums that Telefonica has received for dividends shall be deducted. Both the additions as well as the deductions shall be duly adjusted by the change in the Unidad de Fomento from the date of receipt to the date of payment of the minimum price indicated above.

         Upon exercise of the option, the share purchase agreement shall be executed no later than thirty days after the date of exercise in the Notarial Office informed by Santa Isabel to Telefonica five days in advance of the expiration of said period. Santa Isabel shall be obligated to pay the purchase price at once, in cash, at the time the deed setting down the sale of the shares is signed, section three hereof notwithstanding.

         This early strike option shall be irrevocably extinguished if it not exercised on the aforesaid dates, with no need for any type of proceeding or declaration.

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         ii) If Santa Isabel has not exercised the call option in the period indicated in letter i) above, it shall have the right, pro se or for the designate thereof, to exercise the call option granted thereto early, between July 26 and 31, 2004, both dates included. It shall give notice of its exercise by letter sent on any of those days through a Notary Public or delivered personally to the offices of Telefonica indicated in the preamble, with a copy to the General Manager of Compania de Telecomunicaciones de Chile S.A.

         The purchase price of all of the shares--should the call option be exercised on any of the dates indicated in the preceding paragraph--shall be the price corresponding to the PEV of Telefonica with respect to Sonda as of June 30, 2004, plus the peso equivalent to UF 119,000 (one hundred nineteen thousand Unidades de Fomento) on the date of actual payment.

         This notwithstanding, the parties agree that if this option is exercised, the total price of the shares to be purchased may never be less than the peso equivalent to UF 2,003,260 (two million three thousand two hundred sixty Unidades de Fomento) on the date of actual payment. The following sums shall be added and deducted from such amount that are received between this date and the date of exercise of the option: (i) the sums corresponding to capital increases in which Telefonica has actually participated shall be added; and (ii) capital decreases approved by the Sonda shareholders and received by Telefonica and the sums that Telefonica has received for dividends shall be deducted. Both the additions as well as the deductions shall be duly adjusted by the change in the Unidad de Fomento from the date of receipt to the date of payment of the minimum price indicated above.

         Upon exercise of the option, the share purchase agreement shall be executed no later than thirty days after the date of exercise in the Notarial Office informed by Santa Isabel to Telefonica five days in advance of the expiration of said period. Santa Isabel shall be obligated to pay the purchase price at once, in cash, at the time the deed setting down the sale of the shares is signed, without prejudice to section three hereof.

         This early strike option shall be irrevocably extinguished if it not exercised on the aforesaid dates, with no need for any type of proceeding or declaration.

THIRD: Review of Financial Statements

Telefonica shall be empowered to review the financial statements of Sonda as of the dates indicated for each option, should any of the options be exercised, in order to validate the financial equity of Sonda reported in those financial statements. It shall have a period of ten consecutive days to do so beginning on the date of notice of the exercise of the corresponding option.

The auditors and other authorized representatives of Telefonica shall have access to the offices, properties, employees, documentation or other information as of the date of exercise of the option in order to review the calculation of the financial equity of Sonda.

Should a dispute arise regarding the PEV of Telefonica in Sonda after a review of the financial statements, it shall be resolved by the arbitrator appointed in section seven, who shall render a decision within thirty days, without the form of a trial, after having heard both Parties, or in another period set wisely thereby, and he shall set a date for the signature of the respective agreement that may not exceed five days as from the date of the Arbitrator's decision.

Notwithstanding any differences regarding the corresponding option price, the parties agree to execute the purchase agreement for all of the shares and submit such dispute to the Arbitrator. Santa Isabel promises to leave a bank bond in possession of the Arbitrator in the name of Telefonica, payable upon demand, for the amount of the difference submitted to the consideration of the Arbitrator, effective for 60 days as from the date arbitration begins. This expiration date should be extended for another 60 days if necessary.

FOURTH: Management and miscellaneous

Andres Navarro Hauessler, as the majority partner in Sonda, declares that the administration and management of Sonda and subsidiaries shall be conducted diligently, in good faith, from this date to consummation of one of the options contained herein. No transaction shall be performed outside of the course of business of Sonda and its subsidiaries.



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The option shall remain in effect despite any transformation, division, merger or liquidation of Sonda--for which there are a call and put option granted hereunder--regarding the shares or interests arising from the transformation, division, merger or liquidation of Sonda.


FIFTH: Guarantee

In order to guarantee Telefonica timely payment of the minimum sale price of the Sonda shares owned by Telefonica should any of the options indicated in section two hereof be exercised, and also to guarantee timely performance of the obligations arising herefrom, Santa Isabel hereby delivers the following bank bonds to Telefonica, payable upon demand, in favor of Telefonica, drawn on this date to expire September 26, 2003: (i) bond No. 0504583, issued by Banco del Estado de Chile in the amount of 783,185 UF (seven hundred and eighty-three thousand one hundred and eighty-five UF);(ii) bond No. 0085376, drawn on Banco de Credito e Inversiones in the amount of 900,000 UF (nine hundred thousand UF); and (iii) bond No. 18615, drawn on Banco Security in the amount of 300,000 UF (three hundred thousand UF), which add up to UF 1,983,185 (one million nine hundred and eighty-three thousand one hundred and eighty-five Unidades de Fomento).

The bank bonds drawn for this purpose contain the following legend: "To secure true and timely performance of the obligations under the Option Agreement signed by and between Telefonica Empresas CTC Chile S.A. and Inversiones Santa Isabel Limitada on September 26, 2002."

Santa Isabel promises to renew the aforesaid bank bonds in a period no less than five days prior to expiration thereof, in the following way: Santa Isabel shall furnish one or several bonds in the first renewal in the same aforesaid terms, to expire September 25, 2004, for an aggregate of 2,003,260 UF; for the second renewal, it shall furnish one or several bonds to expire September 25, 2005, for an aggregate of 2,048,885 UF.

Santa Isabel hereby authorizes Telefonica to enforce the bonds, with no need to evidence the existence of any reason for such enforcement, in the following cases:

o    if the bond is not renewed in the established period; or
o if the term set for execution of the share purchase agreement expires after any of the options hereunder has been exercised and notified but the corresponding sale price has not been paid.

If Santa Isabel does not renew the bonds in 2003 or 2004 in the stipulated periods, it shall be deemed to have chosen to exercise the call option in the corresponding period early and, in this case, the procedure shall be as follows:
(i) Telefonica may enforce the bond upon expiration of the period available to Santa Isabel to renew it; (ii) Telefonica may review the financial statements to determine the PEV in Sonda in the period of ten days as from the date when the bond is enforced; (iii) if the PEV for the corresponding option, including the additional agreed sum, is higher than the minimum prices established for each option, Santa Isabel is obligated to pay the difference in cash at the time of signature of the respective purchase agreement; (iv) the parties promise to sign the purchase agreement in the period of five days after expiration of the term indicated in numeral (ii) above, in the Notarial Office indicated by Telefonica to Santa Isabel five days in advance of the expiration of said period; and (v) the provisions in section three shall apply in the event of any discrepancy as to the price of the corresponding option.

The financial cost of the bank bonds established pursuant to this agreement shall be paid exclusively by Santa Isabel.

The parties declare that the obligations contained in this clause constitute an essential element hereof.


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SIXTH: Representations by the Parties

For purposes hereof, the Parties represent the following:

Corporate Authorizations

Both the execution of this Agreement as well as performance of all obligations herein contained are within the powers of the Parties, have been approved by the pertinent management of each thereof and constitute a valid and binding Agreement.

No Breach

The execution and performance of this Agreement by both parties shall not breach nor conflict with the by-laws thereof nor those of the Company nor breach nor violate any legal, administrative, regulatory rule or court resolution served and binding upon the parties.

Authorization

Telefonica may transfer all or part of the rights conferred herein if such transfer is authorized previously by Santa Isabel, who may not unreasonably deny such an authorization.

SEVENTH:  Arbitration

Any doubt or difficulty arising because of the interpretation, performance, nullification, execution, validity, existence, voidance or enforceability of this shareholders agreement, including those relative to the existence and validity of the arbitration clause and the competence of the arbitrator, shall be resolved on each occasion by an arbitration ex aequo et bono or amiable compositeur, without form of trial. There shall be no remedy against the resolutions of the arbitrator, which the parties hereby waive.

The parties first appoint Mr. Enrique Barros Bourie as arbitrator ex aequo et bono. If he is unwilling or unable to accept the position, even for supervening reasons, they appoint Mr. Arnaldo Gorziglia Balbi secondly.

Failing both arbitrators, the arbitrator shall be appointed by mutual consent of the parties. In the event of their disagreement, doubts or disputes shall be resolved by arbitration according to the Rules of Procedure of the Arbitration Center of the Santiago Chamber of Commerce published in the Official Gazette on June 22, 1993, which form an integral part of this clause and which the parties declare to know and accept. The parties confer a special irrevocable power of attorney upon the Santiago Chamber of Commerce to appoint the arbitrator ex aequo et bono from among the members of the Arbitration Corps of the Arbitration Center of said Chamber, at the written request of any thereof. There shall be no remedy against the resolutions of the arbitrator.

A mere written request by any of the parties to the Santiago Chamber of Commerce requesting the appointment of the arbitrator shall suffice to evidence the lack of agreement thereamong.

The arbitrator shall have in particular the attributions, authority and powers conferred thereupon in this shareholders agreement.

EIGHTH:  Miscellaneous

Communications and Notifications

Any communication or notification to the parties originating in this Agreement shall be made by certified mail or fax and shall be deemed given or notified three days after the certified letter is sent or upon confirmed receipt of the fax. They shall be sent as follows:


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a) If to the Seller:

General Manager
Telefonica Empresas CTC Chile S.A.
Avenida Providencia 111, Borough of Providencia, Santiago

with a copy to:   Claudio Munoz Zuniga
                  General Manager
                  Compania de Telecomunicaciones de Chile S.A.
                  Avenida Providencia 111, Borough of Providencia, Santiago

b) If to the Buyer:

General Manager
Inversiones Santa Isabel Limitada
Teatinos 574, Borough of Santiago

with a copy to:   Andres Navarro Haeussler

Amendments and Assignment of the Agreement and Exercise of Rights

a) This Agreement may only be amended by written agreement of the parties stating that it is an amendment to the Agreement.

b) This Agreement shall inure to the benefit of and shall be binding upon the parties and their legal successors and authorized assigns. Santa Isabel may not assign all or part of its rights hereunder without prior written consent of Telefonica.

c) A failure or delay in the exercise of any right established herein by any of the parties shall not imply a waiver thereof. Likewise, the single or partial exercise of such rights shall not preclude the joint or total exercise thereof nor of the other rights indicated herein or recognized to the parties by law.

Expenses

All fees, taxes, expenses and costs arising from this Agreement shall be paid in equal proportions by both parties.

Governing Law

This Agreement is governed by the law of the Republic of Chile.

Headings and Voidance

The heading or titles of each section have been included merely for reference, do not form a part of the content of the sections and must not be considered in the interpretation of this Agreement.

The declaration of voidance or nullification of any clause in this Agreement shall not affect the validity and effectiveness of the remaining clauses hereof unless the Agreement cannot be enforced as a consequence thereof.

Domicile

For all legal purposes derived herefrom, the parties elect their domicile as the city and borough of Santiago.


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Terms

All periods of days established herein shall be consecutive days. Periods shall be calculated in the manner established in article 48 of the Civil Code. However, should any of the periods herein expire on a Saturday, Sunday or holiday, it shall be deemed extended to the next succeeding business day.

Authorities

The authority of Mr. Claudio Munoz Zuniga to represent Telefonica Empresas CTC Chile S.A. is evidenced in the minutes of the Board of Directors meeting held July 24, 2002, executed to public deed on July 30, 2002 before Mr. Alvaro Bianchi Rosas, Notary Public of Santiago.

The authority of the representative of Inversiones Santa Isabel Limitada is evidenced in the public deed executed January 18, 1996, in the Santiago Notarial Office of Mr. Andres Rubio Flores.

Counterparts

Four counterparts of this document are signed of the same text and date, two remaining in the possession of each party.


-----------------------------------------
Claudio Munoz Zuniga
TELEFONICA EMPRESAS CTC CHILE S.A.



-----------------------------------------
Andres Navarro Haeussler
INVERSIONES SANTA ISABEL LIMITADA